EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Julia A. Sloat, Treasurer of Ohio Power Company (the "Servicer"), certify that:

(a) A review of the Servicer's activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Servicing Agreement dated as of August 1, 2013 between Ohio Phase-In-Recovery Funding LLC, as the Issuing Entity, and the Servicer (the "Servicing Agreement") has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 28, 2014

/s/ Julia A. Sloat
Name:  Julia A. Sloat
Title: Treasurer and Senior Officer in Charge of the Servicing Function, Ohio Power Company, as Servicer